CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. [***]

[***]

Masterworks Gallery, LLC,
acting as duly authorized agent for Masterworks Cayman SPC,
acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street
Floor 29
New York
NY 10281-2699
U.S.A.

Dear Sirs,

Stanley Whitney, *Venus and Adonis*, oil on linen, 183 by 183 cm, executed in 2011 (the "Property")

This letter agreement (the "Agreement") confirms the terms under which the seller and [***] as the seller's agent, will sell the Property to you. References in this Agreement to "Masterworks", "you" and "your" mean Masterworks Gallery, LLC acting as duly authorized agent for Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio (the "Principal"), jointly and severally.

1. You agree to pay to [***] a purchase price for the Property of US$735,000 (seven hundred and thirty-five thousand US Dollars) (inclusive of [***] buyer's premium) plus (subject to Clause 2(b) below) any applicable VAT or amount in lieu of VAT (the "Purchase Price") in US Dollars, by wire transfer to the following account: HSBC Bank plc, 8 Canada Square, London E14 5HQ, Sort Code [***], Account Number [***], Swift Code [***], IBAN [***], Account Name [***], within five (5) working days of signature of this Agreement by you.

2. (a) Title to the Property will pass and the Property will only be released to you upon the receipt by [***] of the Purchase Price in full as cleared funds. You have instructed [***] to arrange for the packing and shipment of the Property to UOVO Delaware, 101 Lake Drive, Newark, DE 19702. [***] agrees to bear the cost of such shipment and you agree to bear the cost of any applicable import taxes or duties. Prior to payment of the Purchase Price, [***] agrees to maintain full coverage for the Property against loss or damage at its cost, and ensure an appropriate storage environment consistent with professional fine art standards for the Property from the date of this Agreement until the Property is packed and shipped. Risk of loss or damage to the Property will pass to you, and you shall be solely responsible for care and insurance of the Property, upon its release to the shippers at the Property's location in [***].

(b) You acknowledge that subject to the below, VAT or amount in lieu of VAT (currently at a rate of 19%) is applicable on this transaction. [***] will zero-rate the VAT or amount in lieu of VAT due provided that the Property is shipped by [***] outside the European Union within ninety (90) days of the date of sale and [***] is provided with the necessary exports documentation to enable the zero-rating. In the event that the transaction may not be zero-rated by [***] for any reason, the Purchase Price shall be increased in the amount of such applicable VAT/amount in lieu of VAT and shall be payable by you to [***] upon receipt of an invoice therefore.

3. (a) [***] guarantees to you for a period of five (5) years from the date of the final payment of the Purchase Price for the Property that the Property is solely by Stanley Whitney. Subject to Masterworks standard business practices in the securitization of art as set forth in Clause 3(d), this guarantee is not assignable, and is only applicable to you and not to any subsequent owner or owners who acquire an interest in the Property. In the event the Property is determined by [***] not to be by Stanley Whitney, then your sole remedy, to the exclusion of

any other remedy available to you by law or otherwise, shall be the refund of the Purchase Price in exchange for the Property which must be returned to [***] in substantially the same condition as when sold to you.

(b) [***] has obtained the following warranties from the Seller for the benefit of [***] and the buyer of the Property:

(i) the Seller is able to and shall transfer possession and good and marketable title to the Property to you free from any third party rights or claims or potential claims including, without limitation, any claims which may be made by governments or governmental agencies;

(ii) the Seller has provided [***] with all information the Seller has concerning the provenance, condition and restoration of the Property and has notified [***] in writing of any concerns expressed by third parties in relation to the ownership, authenticity, attribution, or export or import of the Property;

(iii) where the Property has been moved to the European Union from outside the European Union, the Property has been lawfully imported into the European Union; the Property has been lawfully and permanently exported as required by the laws of any country in which it was located; required declarations upon the export and import of the Property have been properly made and any duties and taxes on the export and import of the Property have been paid;

(iv) the Property consigned is not connected with, nor has any link to, nor is derived from any criminal activity, including without limitation tax evasion, money laundering, terrorist activities or other criminal activity, and the Seller is neither under investigation, nor has the Seller been charged with or convicted of without limitation, tax evasion, money laundering, terrorist activities or other criminal activity; and

(v)the Seller undertakes that none of the net sale proceeds will be transferred to or used for the benefit of any Sanctioned Person(s), nor will any party involved in the transaction including financial institutions, freight forwarders or other forwarding agents or any other party be a Sanctioned Person nor owned (or partly owned) or controlled by a Sanctioned Person, unless such activity is authorized in writing by the government authority having jurisdiction over the transaction or in applicable law or regulation.

The Seller has agreed to indemnify [***] and the buyer against any loss or damage resulting from any breach or alleged breach of any of the above warranties of the Seller. The Seller's representations, warranties and indemnity will survive completion of the sale of the Property.

(c) Subject to the above guarantees and representations in Clauses 3(a) & (b), you agree that the Property is sold to you "**AS IS**" and [***] and the seller make no representations or warranties with respect to merchantability, fitness for a particular purpose, the physical condition, size, quality, rarity, importance, provenance, restoration, exportability, exhibitions, literature or historical relevance of the Property and no statement anywhere, whether oral or in writing, shall be deemed such a representation or warranty. The absolute limit of [***] liability and responsibility to you hereunder shall under no circumstances exceed the Purchase Price actually paid, and [***] shall not be responsible for any special, incidental or consequential damages.

(d) For the avoidance of doubt, the parties acknowledge that Masterworks' standard business practices in securitization of artworks through a segregated portfolio of Masterworks Cayman SPC, as a single artwork owned by an individual Delaware LLC shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Agreement.

4. (a) You hereby warrant to [***] that:
(i) you are not subject to trade sanctions, embargoes or any other restriction on trade in the jurisdiction in which you do business and (B) that are administered and enforced by or the laws and regulations of the United States, European Union, United Kingdom, United Nations Security Council or other relevant sanctions authority, and are not owned (nor partly owned) or controlled by any Sanctioned Person(s);
(ii) you are not a Sanctioned Person(s) nor owned (or partly owned) or controlled by Sanctioned Person(s);
(iii) the funds used for purchase and settlement of the Property are not connected with, nor have any link to any criminal activity, including without limitation tax evasion, money laundering, terrorist activities or other criminal activity and that the arrangements between Masterworks Gallery, LLC and the Principal or otherwise do not, in

whole or in part facilitate tax crimes;
(iv) the Property purchased by Masterworks Gallery, LLC or the Principal is not being purchased for the purposes of, or being used in any way connected with, or to facilitate breaches of any applicable tax, anti-money laundering or anti-terrorism laws or regulations; and
(v) none of the funds used for purchase and settlement will be funded by any Sanctioned Person(s), nor will any party involved in the transaction including financial institutions, freight forwarders or other forwarding agents or any other party be a Sanctioned Person(s) nor owned (or partly owned) or controlled by a Sanctioned Person(s), unless such activity is authorized in writing by the government authority having jurisdiction over the transaction or in applicable law or regulation.

(b) Masterworks Gallery, LLC, acting in its own capacity, hereby warrants to [***] that:
(i) Masterworks Gallery, LLC is duly authorized to act as agent for the Principal, to execute this Agreement on the Principal's behalf and to take all necessary decisions and actions in order to the transactions contemplated by this Agreement and agree to assume all obligations and liabilities hereunder to the same extent as if Masterworks Gallery, LLC was acting as principal;
(ii) the Principal has expressly authorised any commissions payable to [***] and Masterworks Gallery, LLC, respectively, on the purchase of the Property; and
(iii) Masterworks Gallery, LLC has disclosed to [***] the identity of the Principal and will provide to [***], upon request, verification of identity and any additional information required to comply with [***] Know Your Client ("KYC") requirements and/or with the applicable law with respect to Masterworks Gallery, LLC and the Principal. If Masterworks Gallery, LLC fails to satisfy [***] KYC requirements, [***] shall be entitled either not to complete or to cancel the sale of Property, as appropriate.

5. Masterworks Gallery, LLC hereby undertakes and warrants that none of the funds used for purchase and settlement will be funded by any Sanctioned Person(s), nor will any party involved in the transaction including financial institutions, freight forwarders or other forwarding agents or any other party be a Sanctioned Person(s) nor owned (or partly owned) or controlled by a Sanctioned Person(s), unless such activity is authorized in writing by the government authority having jurisdiction over the transaction or in applicable law or regulation.

6. [***] reserves the right to seek identification of the source of funds received, and to make enquiries about any person transacting with [***]. If [***] has not completed its enquiries in respect of anti-money laundering, anti-terrorist financing or other checks as it considers appropriate concerning you or the seller to [***] satisfaction at its discretion, [***] shall be entitled either not to complete or to cancel the sale of the Property, as appropriate, and to take any further action required or permitted under applicable law without any liability to you.

7. [***] shall not be liable for any delay in meeting nor failure to meet its obligations under this Agreement and may terminate its obligations under this Agreement to sell the Property to you as a result of circumstances beyond its reasonable control or which make such performance impracticable, including, but not limited to, due to any outbreak of disease, public health emergency, quarantine, epidemic, pandemic, or other condition that threatens the life, health, or safety of [***] personnel, vendors, or clients as determined by [***] in its reasonable discretion.

8. In the event that [***] is unable to complete or cancels the sale under the provisions of Clause 6 or 7 above, to the extent permissible under applicable law, [***] shall provide a written justification for such reason and shall return any amount of the Purchase Price previously paid.

9. This Agreement shall be governed by and construed and enforced in accordance with German law. In the event of a dispute hereunder, you agree to submit to the jurisdiction of the German courts in favour of [***].

10. This Agreement shall be binding upon you and your heirs, executors, beneficiaries, successors and assigns. Neither you nor [***] may assign this Agreement without the prior written consent of the other party hereto, except that [***] may assign this Agreement to any of its related or affiliated entities without your prior

consent. Neither you nor [***] may amend or supplement any provision of this Agreement other than in writing and signed by each of the parties hereto. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements or understandings, written or oral, with respect thereto.

11. [***] will hold and process your personal information and may share it with another [***] company for use as described in, and in line with, [***] Privacy Policy published on [***] website at [***] or available on request by email to [***].

Please would you sign both originals of this Agreement where marked below, to confirm your agreement with its terms and return one copy to [***].

Acknowledged and agreed:

____
[***], acting on its own behalf and in its capacity as duly authorised agent for and on behalf of the owner of the Property

Date: ______________________________

Signed: ______________________________

Name: ______________________________
Duly authorised for and on behalf of Masterworks Gallery, LLC, acting on its own behalf and as agent for Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio

Date: ______________________________

[***]

[***]

Masterworks Gallery, LLC as
agent for Masterworks Cayman
SPC, acting on behalf of its
Gallery Segregated Portfolio
Ms Mariya Golovina
225 Liberty Street
Floor 29
NEW YORK NY
10281-2699

Account number	[***]
Date & tax point	3 November 2022
Sale currency	USD

Invoice for Private Sale

C7SWX- Stanley Whitney, Venus and Adonis, Oil on Linen, 183 by 183 cm, 2011 • $735,000.00 is now due

Invoice Total :	**$735,000.00**

We can only accept payment from the buyer named on this invoice.

Bank transfers:

HSBC BBank Plc,
Canada Square
London E14 5HQ

Account Name : [***]

Sort Code [***]

Account Number: [***]

Swift Code [***]

IBAN [***]

Please include your name, and your account number ([***])

This lot has been sold under the Margin Scheme (Differenzbesteuerung). It has been zero-rated of applicable VAT or amount in lieu of VAT as an export from the EU.

For assistance, please contact
[***]